EXHIBIT 99.1

March 28, 2017
Centrus Energy Corp. Reports Financial Results
for the Fourth Quarter and Full Year 2016

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported results for the fourth quarter 2016 and full year ended December 31, 2016.

2016 Summary:

•	Gross profit of $45.1 million on revenue of $311.3 million for full year

•	Net loss of $67.0 million

•	Cash balance increased to $260.7 million at year’s end

•	Contract to advance U.S. uranium enrichment technology extended through September 2017

•	During 2016, repurchased $26.1 million of PIK Notes and in February 2017 completed a private exchange significantly reducing long-term debt and extending maturity

“Centrus had a successful year, exceeding our revenue and cash targets, reducing our debt load, and making significant progress on our major initiatives to become the world's most diversified nuclear fuel supplier,” said Daniel B. Poneman, Centrus president and chief executive officer.

“While the price for uranium enrichment is its lowest ever, we believe that the current state of the fuel market presents opportunities for Centrus. During 2016, we continued to position ourselves for future growth by capitalizing on our market position and industry relationships to lock in low-cost supply from additional sources, by reducing our debt in 2016 through note repurchases and in early 2017 through completion of our note exchange, by advancing our leading enrichment technology for future deployment, and by implementing the internal systems that will improve our business processes and enable us to reduce our costs as we look to grow our business,” Poneman said.

Financial Results

Centrus reported a net loss of $8.2 million, or $0.90 per share, in the fourth quarter of 2016, compared to a net loss of $101.8 million, or $11.19 per share, in the fourth quarter of 2015. For the full year, the Company reported a net loss of $67.0 million, or $7.36 per share, compared to net loss of $187.4 million, or $20.82 per share, in 2015. The results in 2015 included the impairment of excess reorganization value in the fourth quarter of $137.2 million.

Favorable factors in 2016 include a gain on the early extinguishment of debt and an increase in gross profit for the contract services segment. Partially offsetting the favorable variance was an increase in advanced technology license and decommissioning costs and a decline in gross profit for the LEU segment due to differences in the impact of pension remeasurements and other factors.

Revenue and Cost of Sales

Revenue for the fourth quarter of 2016 was $136.5 million, a decrease of 14 percent compared to $157.9 million in the fourth quarter of 2015. Revenue for 2016 was $311.3 million, a decrease of 26 percent compared to $418.2 million in the prior year.

For the full year, revenue for the LEU segment totaled $272.8 million, a decline of $82.6 million, or 23 percent in 2016 compared to 2015. The volume of SWU sales increased 2 percent. The average price billed to customers for sales of SWU declined 5 percent, reflecting the particular contracts under which SWU were sold during the periods and the trend of lower SWU market prices in recent years. Uranium revenue declined $51.2 million, or 78 percent, in 2016 compared to 2015 reflecting particular opportunities for uranium sales in 2015. The average sales price increased 36 percent, reflecting the particular contracts under which uranium was sold during the periods.

Revenue from the contract services segment was $38.5 million in 2016, a decline of $24.3 million or 39 percent, compared to 2015 due to the reduced scope of contract work for American Centrifuge technology services performed for the U.S. government. As a result of the contract signed with UT-Battelle in March 2016, revenue in 2016 included $30.4 million for work performed in 2016 as well as $8.1 million for March 2016 reports for work performed in the fourth quarter of 2015.

Cost of sales for the LEU segment declined $51.0 million, or 18 percent, for the full year compared to 2015. Valuation adjustments for uranium inventory to reflect declines in uranium market price indicators totaled $3.0 million in 2016. Paducah and Portsmouth retiree benefit costs, including periodic remeasurements of pension and postretirement benefit obligations, resulted in a charge to cost of sales of $4.2 million in 2016 compared to a credit to cost of sales of $24.7 million in 2015. Excluding direct charges for the retiree benefit costs, the average cost of sales per SWU declined 14 percent, reflecting declines in the purchase costs per SWU in recent periods.

Cost of sales for the contract services segment declined $32.1 million, or 50 percent, in 2016 compared to 2015 due to the reduced scope of contract work for American Centrifuge technology services performed for the U.S. government.

Gross Profit

Centrus recorded a gross profit of $45.1 million in 2016 compared to $68.9 million in 2015, with a gross profit margin of 14.5 percent in 2016 compared to 16.5 percent in 2015. The gross profit for the LEU segment declined $31.6 million in 2016 compared to 2015, primarily due to direct charges to cost of sales related to retiree benefits and other legacy costs. The decline in gross profit for the LEU segment was also affected by an inventory valuation adjustment in 2016 and a contract termination fee of $18.5 million received in 2015. The gross profit on uranium sales in 2016 was comparable to 2015.

Advanced Technology License and Decommissioning Costs

Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of the Company’s contracts with UT-Battelle, including ongoing costs to maintain the demobilized Piketon, Ohio, demonstration facility and to maintain Centrus’ U.S. Nuclear Regulatory Commission (NRC) licenses at that location. Costs increased $14.9 million in 2016 compared to 2015, as the Piketon demonstration facility is no longer under contract effective October 1, 2015, and is now undergoing decontamination and decommissioning (D&D).

Charges include approximately $19 million in 2016 and approximately $7 million in 2015 to increase the accrued D&D liability based on updated cost estimates. Centrus began to incur expenditures in the second quarter of 2016 associated with the D&D of the Piketon facility in accordance with the requirements of the NRC and the U.S. Department of Energy (DOE).

As of December 31, 2016, the Company has accrued $38.6 million on the balance sheet as Decontamination and Decommissioning Obligations for the estimated remaining costs to perform the D&D work. Centrus has previously provided financial assurance to the NRC and DOE for D&D and lease turnover costs in the form of surety bonds of approximately $16 million and $13 million, respectively, which are fully cash collateralized by Centrus. Centrus expects to receive cash when surety bonds are reduced and/or cancelled as the Company fulfills its D&D and lease obligations.

In addition to expenditures for workforce reductions and D&D, Centrus anticipates that it will incur ongoing costs of approximately $40 million to maintain the facilities at Piketon and its NRC licenses at that location through the current term of its DOE lease, which will expire on June 30, 2019, unless extended.

Centrus plans to disclose in its 10-K as of and for the year ended December 31, 2016, that the Company identified a material weakness in its internal controls over financial reporting related to the calculation of the decontamination and decommissioning obligation at year end. A material adjustment was made to the fourth quarter D&D obligation balance prior to reporting these results. It does not affect any prior interim or annual period and therefore did not result in a revision to previous financial statements. Management is developing a plan of remediation to strengthen the Company’s overall internal control over accounting for the D&D obligation.

SG&A

Selling, general and administrative (SG&A) expenses increased $3.6 million in 2016 compared to 2015, of which $4.0 million relates to the remeasurement of assets and obligations under certain defined benefit pension plans. Overhead costs allocated to SG&A increased $1.3 million in 2016 compared to 2015, as less overhead costs are allocated to the reduced scope of work under the contract with UT-Battelle. Salaries and other compensation increased $0.8 million. Recruiting costs declined $1.0 million and office lease expense declined $0.6 million in 2016 compared to 2015.

Cash Flow

Centrus ended 2016 with a consolidated cash balance of $260.7 million. During 2016, net cash provided by operating activities was $37.7 million. Sources of cash included the monetization of inventory purchased in prior periods. Inventories declined $89.5 million in 2016. Uses of cash include the net reduction of $25.8 million in the SWU purchase payables balance. The net loss of $67.0 million in 2016, net of non-cash expenses, was also a use of cash. American Centrifuge expenses have been a major use of cash, including demobilization expenses and D&D expenditures.

February 2017 Securities Exchange and PBGC Resolution

On February 14, 2017, Centrus exchanged $204.9 million of 8.0% paid-in-kind (“PIK”) toggle notes for $74.3 million of 8.25% notes due 2027, 104,574 shares of Series B Preferred Stock with liquidation preference of $1,000 per share, and $27.6 million of cash, leaving $29.6 million of PIK toggle notes remaining outstanding. Based on the success of the exchange and the prior note repurchase, Centrus has reduced the total principal amount of debt outstanding by $143 million - a 58 percent reduction compared to December 31, 2015.

The Company had been engaged in discussions with the Pension Benefit Guaranty Corporation (PBGC) regarding the status of the qualified pension plans, including potential liabilities under ERISA Section 4062(e) related to employee reductions resulting from ceasing enrichment operations at the Portsmouth and Paducah Gaseous Diffusion Plant (GDP) facilities. In February 2017, the PBGC confirmed that given changes to ERISA Section 4062(e) enacted by Congress in recent years, the Company is able to waive liability with respect to employee reductions at the Portsmouth and Paducah GDP facilities. In addition, the PBGC stated that it agrees to forbear from future action under ERISA Section 4062(e) related to the American Centrifuge project. In its notification to the Company, the PBGC cited the positive results of the Company’s exchange offer and consent solicitation.

2017 Outlook

Centrus anticipates SWU and uranium revenue in 2017 in a range of $175 million to $200 million, reflecting an expected decline in SWU volume delivered compared to 2016, and total revenue in a range of $200 million to $225 million. More than two-thirds of the Company’s annual revenue is expected in the fourth quarter of 2017. Centrus expects to end 2017 with a cash and cash equivalents balance in a range of $150 million to $175 million.

The Company’s financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between the Company’s guidance and its ultimate results. Among the factors that could affect these results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•
Execution and funding of a new agreement with UT-Battelle, the operator of Oak Ridge National Laboratory, for the continuation of American Centrifuge development and testing activities following the expiration of the agreement on September 30, 2017;

•	Potential use of cash for strategic initiatives; and

•	Additional costs for decontamination and decommissioning of the Company’s facility in Ohio.

Conference Call

Centrus Energy’s investor conference call to discuss the fourth quarter and full year 2016 results is scheduled for March 29, 2017, at 8:30 a.m. EDT. A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.centrusenergy.com, and a recording of the call will be available on the site through April 12, 2017.

About Centrus Energy Corp.

Centrus Energy is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. With world-class technical and engineering capabilities, Centrus is advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to the adoption of fresh start accounting; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “PIK Toggle Notes”) maturing in September 2019, our 8.25% notes due 2027 (the “8.25% Notes”) and our Series B Senior Preferred Stock (the Series B Preferred Stock), including the potential termination of the guarantee by United States Enrichment Corporation (“Enrichment Corp.”) of the PIK Toggle Notes; risks related to our ability to maintain the listing of our common stock on the NYSE MKT LLC; risks related to the use of our net operating losses (“NOLs”) and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the rights plan to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX (the “Russian Supply Agreement”); risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks associated with our reliance on third-party suppliers to provide essential services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to trade barriers and contract terms that limit our ability to deliver LEU to customers; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research and development of the American Centrifuge technology; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, which are available on our website at www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contact
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Year Ended December 31,
	2016	2015
Revenue:
Separative work units	$258.5	$289.9
Uranium	14.3	65.5
Contract services	38.5	62.8
Total revenue	311.3	418.2
Cost of Sales:
Separative work units and uranium	234.3	285.3
Contract services	31.9	64.0
Total cost of sales	266.2	349.3
Gross profit	45.1	68.9
Advanced technology license and decommissioning costs	47.9	33.0
Selling, general and administrative	46.2	42.6
Amortization of intangible assets	12.5	13.4
Impairment of excess reorganization value	—	137.2
Special charges for workforce reductions and advisory costs	1.4	13.2
Gains on sales of assets	(1.2)	(2.1)
Operating loss	(61.7)	(168.4)
Gain on early extinguishment of debt and debt restructuring costs	(13.0)	—
Interest expense	19.7	19.6
Investment income	(0.8)	(0.3)
Loss before income taxes	(67.6)	(187.7)
Provision (benefit) for income taxes	(0.6)	(0.3)
Net loss	$(67.0)	$(187.4)

Net loss per share - basic and diluted	$(7.36)	$(20.82)
Weighted-average number of shares outstanding - basic and diluted	9.1	9.0

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$260.7	$234.0
Accounts receivable, net	19.9	26.5
Inventories	177.4	319.2
Deferred costs associated with deferred revenue	89.3	63.1
Other current assets	13.3	15.2
Total current assets	560.6	658.0
Property, plant and equipment, net	6.0	3.5
Deposits for surety bonds	29.5	29.8
Intangible assets, net	93.3	105.8
Other long-term assets	24.1	23.0
Total assets	$713.5	$820.1

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$46.4	$44.8
Payables under SWU purchase agreements	59.6	85.4
Inventories owed to customers and suppliers	57.5	106.8
Deferred revenue	123.6	83.9
Decontamination and decommissioning obligations	38.6	29.4
Total current liabilities	325.7	350.3
Long-term debt	234.1	247.0
Postretirement health and life benefit obligations	171.3	184.3
Pension benefit liabilities	179.9	172.3
Other long-term liabilities	38.6	31.9
Total liabilities	949.6	985.8
Stockholders’ deficit
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized, none issued	—	—
Common stock, Class A, par value $0.10 per share, 70,000,000 shares authorized, 7,563,600 shares issued and outstanding	0.8	0.8
Common stock, Class B, par value $0.10 per share, 30,000,000 shares authorized, 1,436,400 shares issued and outstanding	0.1	0.1
Excess of capital over par value	59.5	59.0
Accumulated deficit	(296.7)	(229.7)
Accumulated other comprehensive income, net of tax	0.2	4.1
Total stockholders’ deficit	(236.1)	(165.7)
Total liabilities and stockholders’ deficit	$713.5	$820.1

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2016	2015
Operating Activities
Net loss	$(67.0)	$(187.4)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	13.1	13.8
Impairment of excess reorganization value	—	137.2
Immediate recognition of net actuarial losses (gains)	1.4	(29.6)
PIK interest on paid-in-kind toggle notes	9.7	5.4
Gain on early extinguishment of debt	(16.7)	—
Gain on sales of assets	(1.2)	(2.1)
Inventory valuation adjustments	3.0	—
Changes in operating assets and liabilities:
Accounts receivable	6.5	29.3
Inventories, net	89.5	90.9
Payables under SWU purchase agreements	(25.8)	(54.7)
Deferred revenue, net of deferred costs	13.4	2.6
Accounts payable and other liabilities	10.4	(1.8)
Other, net	1.4	4.9
Cash provided by operating activities	37.7	8.5

Investing Activities
Capital expenditures	(3.0)	(0.3)
Proceeds from sales of assets	1.5	2.0
Deposits for surety bonds - net decrease	0.3	5.0
Cash (used in) provided by investing activities	(1.2)	6.7

Financing Activities
Repurchase of debt	(9.8)	—
Cash used in financing activities	(9.8)	—

Increase in cash and cash equivalents	26.7	15.2
Cash and cash equivalents at beginning of period	234.0	218.8
Cash and cash equivalents at end of period	$260.7	$234.0

Supplemental cash flow information:
Interest paid	$6.5	$12.2
Income taxes paid, net of refunds	—	0.3
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$3.4	$1.8